Exhibit 99.1
Bright Horizons Family Solutions Reports Third Quarter of 2019 Financial Results
WATERTOWN, MA - (Business Wire - October 30, 2019) - Bright Horizons Family Solutions® Inc. (NYSE: BFAM), a leading provider of high-quality education and care solutions designed to help leading employers support employees across life and career stages, today announced financial results for the third quarter of 2019 and updated certain financial guidance for the full year 2019.
Third Quarter 2019 Highlights (compared to third quarter 2018):

•	Revenue increased 8% to $512 million

•	Income from operations increased 13% to $63 million

•	Net income increased 23% to $41 million and diluted earnings per common share increased 21% to $0.69
Non-GAAP measures

•	Adjusted income from operations* increased 13% to $63 million

•	Adjusted EBITDA* increased 11% to $95 million

•	Adjusted net income* increased 19% to $51 million and diluted adjusted earnings per common share* increased 18% to $0.86
“We are pleased to report strong financial results for the third quarter of 2019,” said Stephen Kramer, Chief Executive Officer.  “Our full suite of solutions continues to be well received in the marketplace and reflects our commitment to providing high-quality, critical supports that are needed to maximize talent acquisition, retention and productivity in today’s competitive environment.”
“We are also honored once again to have been named one of Fortune magazine's “Best Workplaces for Women.”  This recognition personifies our commitment to creating an inclusive environment along with promotion of women into leadership and executive roles. We stand alongside many of our clients who are also leading the way in supporting women and working parents alike,” Kramer continued.
Third Quarter 2019 Results
Revenue increased $40.0 million, or 8%, in the third quarter of 2019 from the third quarter of 2018 on contributions from new and ramping full service child care centers, average price increases of 3% to 4%, and expanded sales and utilization of our back-up care and educational advisory services.
Income from operations was $62.6 million for the third quarter of 2019, an increase from $55.5 million in the same 2018 period. Increases in revenue and gross profit reflect contributions from enrollment gains in mature and ramping centers, new child care centers, as well as back-up care and educational advisory clients that have increased utilization levels or been added since the third quarter of 2018, efficiencies in service delivery across the expanding customer base, and strong cost management. These gains were partially offset by investments in marketing and technology to support our customer user experience, service delivery and operating efficiency, and costs incurred during the pre-opening and ramp-up phase of newer lease/consortium centers. Net income was $41.3 million for the third quarter of 2019 compared to net income of $33.6 million in the same 2018 period, an increase of $7.7 million, or 23%, primarily attributable to the expanded income from operations and a lower effective tax rate. Diluted earnings per common share was $0.69 for the third quarter of 2019 compared to $0.57 in the same 2018 period.
In the third quarter of 2019, adjusted EBITDA increased $9.5 million, or 11%, to $94.8 million, and adjusted income from operations increased $7.4 million, or 13%, to $62.8 million from the third quarter of 2018 due primarily to the expanded gross profit. Adjusted net income increased by $7.9 million, or 19%, to $50.8 million on the expanded income from operations. Diluted adjusted earnings per common share was $0.86 compared to $0.73 in the third quarter of 2018.
As of September 30, 2019, the Company had more than 1,100 client relationships with employers across a diverse array of industries and operated 1,083 child care and early education centers with the capacity to serve approximately 120,000 children and their families.

*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are non-GAAP measures. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, the excess of lease expense over cash lease expense, stock-based compensation expense, and transaction costs. Adjusted income from operations represents income from operations before transaction costs. Adjusted net income represents net income determined in accordance with GAAP, adjusted for stock-based compensation expense, amortization expense, transaction costs, and the income tax provision (benefit) thereon. Diluted adjusted earnings per common share is a non-GAAP measure, calculated using adjusted net income. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
Balance Sheet and Cash Flow
For the nine months ended September 30, 2019, the Company generated approximately $272.4 million of cash from operations compared to $239.7 million for the same period in 2018, and invested $126.9 million in fixed assets, acquisitions, and other investments compared to $114.3 million for the same period in 2018. Net cash used in financing activities totaled $127.2 million in the nine months ended September 30, 2019 compared to $118.2 million for the same 2018 period. The Company reported cash and cash equivalents of $48.5 million as of September 30, 2019, a net increase of $33.1 million during the year.
2019 Outlook
As described below, the Company is updating certain financial guidance. For the full year 2019, the Company currently expects:

•	Revenue growth in 2019 in the range of 8-9%

•	Net income in the range of $175 million to $176 million and diluted earnings per common share in the range of $2.95 to $2.98

•	Adjusted net income in the range of $212 million to $214 million and diluted adjusted earnings per common share in the range of $3.61 to $3.64

•	Diluted weighted average shares of approximately 59 million shares
For a reconciliation of the non-GAAP measures to their most directly comparable GAAP measure, refer to the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
Conference Call
Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET to discuss the third quarter 2019, the Company’s updated business outlook, its strategy and results.  Interested parties are invited to listen to the conference call by dialing 1-877-407-9039 or, for international callers, 1-201-689-8470, and asking for the Bright Horizons Family Solutions conference call moderated by Chief Executive Officer Stephen Kramer.  Replays of the entire call will be available through November 20, 2019 at 1-844-512-2921, or, for international callers, 1-412-317-6671, conference ID #13685055. A link to the audio webcast of the conference call and a copy of this press release are also available through the Investor Relations section of the Company’s web site, www.brighthorizons.com.
Forward-Looking Statements
This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, estimated effective tax rate and tax expense, estimates and impact of equity transactions and excess tax benefits, and our full year 2019 financial guidance. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, changes in the demand for child care and other dependent care services, including variation in enrollment trends and lower than expected demand from employer sponsor clients; the possibility that acquisitions may disrupt our operations and expose us to additional risk; our ability to pass on our increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed February 27, 2019, and other factors disclosed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements - adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share - which present operating results on a basis adjusted for certain items.  The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers.  Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We also believe these non-GAAP measures provide investors with useful information with respect to our historical operations. These non-GAAP measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.  Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are reconciled from the respective measures under GAAP in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
Guidance for non-GAAP financial measures excludes stock-based compensation, amortization of intangible assets, and transaction costs related to the completion of debt financing transactions and completed acquisitions, as well as tax effects associated with these items. These adjustments to net income and diluted earnings per common share in future periods are generally expected to be similar to the types of charges and costs excluded from adjusted net income and diluted adjusted earnings per common share in prior quarters, although we can provide no assurance as to the timing or magnitude of any such adjustments. The exclusion of these charges and costs in future periods will have an impact on the Company’s adjusted net income and diluted adjusted earnings per common share.
About Bright Horizons Family Solutions Inc.
Bright Horizons is trusted by employers and families around the world to provide care and education. Operating approximately 1,100 child care centers, Bright Horizons cares for approximately 120,000 children annually in the United States, the United Kingdom, the Netherlands, Canada and India. Used by more than 1,100 of the world's best employers across industries, Bright Horizons back-up child and elder care, tuition program management, education advising, and student loan repayment programs support employees through every life and career stage, and help people succeed at work and at home. For more information, go to www.brighthorizons.com.
Contacts:

Investors:
Elizabeth Boland
Chief Financial Officer - Bright Horizons
eboland@brighthorizons.com
617-673-8125

Michael Flanagan
Senior Director of Investor Relations - Bright Horizons
michael.flanagan@brighthorizons.com
617-673-8720

Kevin Doherty
Managing Director - Solebury Trout
kdoherty@soleburytrout.com
203-428-3233

Media:
Ilene Serpa
Vice President - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share data) (Unaudited)

	Three Months Ended September 30,
	2019	%	2018	%
Revenue	$511,584	100.0%	$471,585	100.0%
Cost of services	386,364	75.5%	358,545	76.0%
Gross profit	125,220	24.5%	113,040	24.0%
Selling, general and administrative expenses	53,964	10.5%	49,427	10.5%
Amortization of intangible assets	8,627	1.8%	8,153	1.7%
Income from operations	62,629	12.2%	55,460	11.8%
Interest expense — net	(10,955)	(2.1)%	(11,795)	(2.5)%
Income before income tax	51,674	10.1%	43,665	9.3%
Income tax expense	(10,420)	(2.0)%	(10,065)	(2.2)%
Net income	$41,254	8.1%	$33,600	7.1%

Earnings per common share:
Common stock — basic	$0.71		$0.58
Common stock — diluted	$0.69		$0.57

Weighted average number of common shares outstanding:
Common stock — basic	57,935,118		57,719,730
Common stock — diluted	59,132,689		58,924,423

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share data) (Unaudited)

	Nine Months Ended September 30,
	2019	%	2018	%
Revenue	$1,541,402	100.0%	$1,424,941	100.0%
Cost of services	1,149,614	74.6%	1,072,320	75.3%
Gross profit	391,788	25.4%	352,621	24.7%
Selling, general and administrative expenses	166,330	10.8%	152,776	10.7%
Amortization of intangible assets	25,086	1.6%	24,477	1.7%
Income from operations	200,372	13.0%	175,368	12.3%
Interest expense — net	(34,626)	(2.2)%	(35,459)	(2.5)%
Income before income tax	165,746	10.8%	139,909	9.8%
Income tax expense	(33,123)	(2.2)%	(28,585)	(2.0)%
Net income	$132,623	8.6%	$111,324	7.8%

Earnings per common share:
Common stock — basic	$2.28		$1.91
Common stock — diluted	$2.24		$1.88

Weighted average number of common shares outstanding:
Common stock — basic	57,820,596		57,841,382
Common stock — diluted	58,941,612		59,044,561

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$48,529	$15,450
Accounts receivable — net	117,573	131,178
Prepaid expenses and other current assets	62,027	47,263
Total current assets	228,129	193,891
Fixed assets — net	601,168	597,141
Goodwill	1,371,905	1,347,611
Other intangibles — net	305,918	323,035
Operating lease right-of-use assets (1)	658,134	—
Other assets	45,972	62,628
Total assets	$3,211,226	$2,524,306
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$10,750	$10,750
Borrowings under revolving credit facility	—	118,200
Accounts payable and accrued expenses	180,577	154,195
Current portion of operating lease liabilities (1)	80,905	—
Deferred revenue and other current liabilities	197,759	200,640
Total current liabilities	469,991	483,785
Long-term debt — net	1,030,254	1,036,870
Operating lease liabilities (1)	643,089	71,817
Deferred income taxes	73,831	71,306
Other long-term liabilities	99,566	81,051
Total liabilities	2,316,731	1,744,829
Total stockholders’ equity	894,495	779,477
Total liabilities and stockholders’ equity	$3,211,226	$2,524,306

(1)
The Company adopted Accounting Standards Codification No. 842, Leases (ASC 842), effective January 1, 2019. Upon adoption, the Company recognized operating lease right-of-use assets and liabilities for the rights and obligations created by lease arrangements. Lease obligations associated with deferred rent and lease incentives recorded under previous guidance were reclassified from other current liabilities and operating lease liabilities to the operating lease right-of-use assets. The Company adopted the new lease guidance using the modified retrospective approach and the transition method available in accordance with Accounting Standards Update 2018-11, Leases (Topic 842): Targeted Improvements, which provides the option to use the effective date as the date of initial application of the guidance. As a result, the comparative information for prior periods has not been adjusted and continues to be reported in accordance with the accounting standards in effect for those periods under the previously applicable guidance.

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Nine Months Ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$132,623	$111,324
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	80,427	75,146
Stock-based compensation expense	12,339	10,304
Deferred income taxes	4,085	(3,719)
Other non-cash adjustments — net	66	3,286
Changes in assets and liabilities	42,890	43,355
Net cash provided by operating activities	272,430	239,696
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets — net	(70,161)	(62,549)
Payments and settlements for acquisitions — net of cash acquired	(30,841)	(51,744)
Purchases of debt securities and other investments	(20,090)	—
Purchase of equity method investment	(5,772)	—
Net cash used in investing activities	(126,864)	(114,293)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit facility — net	(117,858)	(33,100)
Principal payments of long-term debt	(8,063)	(8,063)
Payments for debt issuance costs	—	(292)
Purchase of treasury stock	(12,023)	(85,725)
Taxes paid related to the net share settlement of stock options and restricted stock	(6,531)	(7,452)
Proceeds from issuance of common stock upon exercise of options and restricted stock upon purchase	21,506	19,350
Payments of deferred and contingent consideration for acquisitions	(4,200)	(2,965)
Net cash used in financing activities	(127,169)	(118,247)
Effect of exchange rates on cash, cash equivalents and restricted cash	34	(271)
Net increase in cash, cash equivalents and restricted cash	18,431	6,885
Cash, cash equivalents and restricted cash — beginning of period	38,478	36,570
Cash, cash equivalents and restricted cash — end of period	$56,909	$43,455

BRIGHT HORIZONS FAMILY SOLUTIONS INC. SEGMENT INFORMATION (In thousands) (Unaudited)

	Full service center-based child care	Back-up care	Educational advisory services	Total
Three Months Ended September 30, 2019
Revenue	$410,789	$80,059	$20,736	$511,584
Income from operations	36,961	19,711	5,957	62,629
Adjusted income from operations (1)	37,154	19,711	5,957	62,822

Three Months Ended September 30, 2018
Revenue	$387,048	$66,484	$18,053	$471,585
Income from operations	34,006	16,941	4,513	55,460
Adjusted income from operations	34,006	16,941	4,513	55,460

(1)
Adjusted income from operations represents income from operations excluding expenses incurred in connection with completed acquisitions, which have been allocated to the full service center-based child care segment.

	Full service center-based child care	Back-up care	Educational advisory services	Total
Nine Months Ended September 30, 2019
Revenue	$1,267,689	$214,802	$58,911	$1,541,402
Income from operations	130,318	55,262	14,792	200,372
Adjusted income from operations (1)	130,511	55,695	14,792	200,998

Nine Months Ended September 30, 2018
Revenue	$1,193,794	$179,985	$51,162	$1,424,941
Income from operations	115,857	47,207	12,304	175,368
Adjusted income from operations (2)	117,772	47,207	12,304	177,283

(1)
Adjusted income from operations represents income from operations excluding expenses incurred in connection with completed acquisitions, which have been allocated to the full service center-based child care and back-up care segments.

(2)
Adjusted income from operations represents income from operations excluding expenses incurred in connection with the May 2018 amendment to the credit agreement, the March 2018 secondary offering, and completed acquisitions, which have been allocated to the full service center-based child care segment.

BRIGHT HORIZONS FAMILY SOLUTIONS INC. NON-GAAP RECONCILIATIONS (In thousands, except share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$41,254	$33,600	$132,623	$111,324
Interest expense — net	10,955	11,795	34,626	35,459
Income tax expense	10,420	10,065	33,123	28,585
Depreciation	18,453	17,060	55,341	50,669
Amortization of intangible assets (a)	8,627	8,153	25,086	24,477
EBITDA	89,709	80,673	280,799	250,514
Additional Adjustments:
Non-cash operating lease expense (b)	136	829	718	1,055
Stock-based compensation expense (c)	4,721	3,715	12,339	10,304
Transaction costs (d)	193	—	626	1,915
Total adjustments	5,050	4,544	13,683	13,274
Adjusted EBITDA	$94,759	$85,217	$294,482	$263,788

Income from operations	$62,629	$55,460	$200,372	$175,368
Transaction costs (d)	193	—	626	1,915
Adjusted income from operations	$62,822	$55,460	$200,998	$177,283

Net income	$41,254	$33,600	$132,623	$111,324
Income tax expense	10,420	10,065	33,123	28,585
Income before income tax	51,674	43,665	165,746	139,909
Stock-based compensation expense (c)	4,721	3,715	12,339	10,304
Amortization of intangible assets (a)	8,627	8,153	25,086	24,477
Transaction costs (d)	193	—	626	1,915
Adjusted income before income tax	65,215	55,533	203,797	176,605
Adjusted income tax expense (e)	(14,367)	(12,634)	(46,679)	(40,221)
Adjusted net income	$50,848	$42,899	$157,118	$136,384

Weighted average number of common shares — diluted	59,132,689	58,924,423	58,941,612	59,044,561
Diluted adjusted earnings per common share	$0.86	$0.73	$2.67	$2.31

BRIGHT HORIZONS FAMILY SOLUTIONS INC. NON-GAAP RECONCILIATIONS (In thousands, except share data) (Unaudited)

	Forward Guidance (h)
	Year Ended December 31, 2019
	Low	High
Net income	$175,000	$176,300
Net income allocated to unvested participating shares	(800)	(800)
Income tax expense (f)	47,050	47,400
Income before income tax	221,250	222,900
Stock-based compensation expense (c)	17,500	17,500
Amortization of intangible assets (a)	33,500	34,000
Transaction costs (d)	600	600
Adjusted income before income tax	272,850	275,000
Tax impact on adjusted income before income tax (g)	(60,400)	(61,000)
Adjusted net income attributable to common stockholders	$212,450	$214,000

Per common share information:
Diluted earnings per common share	$2.95	$2.98
Income tax expense (f)	0.80	0.80
Income before income tax	3.75	3.78
Stock-based compensation expense (c)	0.30	0.30
Amortization of intangible assets (a)	0.57	0.58
Transaction costs (d)	0.01	0.01
Tax impact on adjusted income before income tax (g)	(1.02)	(1.03)
Diluted adjusted earnings per common share	$3.61	$3.64

(a)	Represents amortization of intangible assets, including approximately $4.8 million each quarter associated with intangible assets recorded in connection with our going private transaction in May 2008.

(b)	Represents the excess of lease expense over cash lease expense.

(c)	Represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.

(d)	Represents transaction costs incurred in connection with completed acquisitions, the March 2018 secondary offering, and the May 2018 amendment to the credit agreement.

(e)
Represents income tax expense calculated on adjusted income before income tax at an effective tax rate of approximately 23% for both 2019 and 2018. The tax rate for 2019 represents a tax rate of approximately 26% applied to the expected adjusted income before income tax for the full year, less the estimated effect of excess tax benefits related to equity transactions for the full year. However, the timing and volume of the tax benefits associated with such future equity activity will affect these estimates and the estimated effective tax rate for the year.

(f)
Represents estimated income tax expense calculated using an effective tax rate of approximately 21% for the year ended December 31, 2019, based on projected income before income tax, less the estimated impact of excess tax benefits related to equity transactions, which the Company estimates in the range of $10 million to $11 million for the full year in 2019. However, the timing and volume of the tax benefits associated with such future equity activity will affect these estimates and the estimated effective tax rate for the year.

(g)	Represents estimated tax on adjusted income before income tax using an effective tax rate of approximately 22%.

(h)	Forward guidance amounts are estimated based on a number of assumptions and actual results could differ materially from the estimates provided herein.